Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:     Thomas W. Schneider – President, CEO
Telephone:  (315) 343-0057

PATHFINDER BANCORP, INC.
TO COMMENCE STOCK OFFERING

Oswego, New York, August 15, 2014 – Pathfinder Bancorp, Inc. (“Pathfinder-Federal”), (NASDAQ Capital: PBHC), the holding company for Pathfinder Bank (the “Bank”), today announced that Pathfinder Bancorp, Inc., a Maryland corporation, the proposed new holding company for the Bank (“New Pathfinder”) and Pathfinder Bancorp, MHC have received conditional regulatory approval from the Board of Governors of the Federal Reserve System to commence New Pathfinder’s stock offering in connection with Pathfinder Bancorp, MHC’s proposed second-step conversion.  Pathfinder-Federal also announced today that the registration statement relating to the sale of common stock of New Pathfinder has been declared effective by the Securities and Exchange Commission.

New Pathfinder is offering for sale the 60.8% ownership interest in Pathfinder-Federal owned by Pathfinder Bancorp, MHC (as adjusted for the assets held by Pathfinder Bancorp, MHC) which is equivalent to between $17.0 million and $23.0 million, or between 1,700,000 and 2,300,000 shares of common stock at $10.00 per share.  New Pathfinder may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $26.5 million, or 2,645,000 shares at $10.00 per share, as a result of market demand or changes in the financial markets.  The number of shares to be sold in the offering is based on an independent appraisal of the estimated pro forma market value of New Pathfinder as of May 16, 2014.

At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of Pathfinder-Federal will be exchanged for between 1.0552 and 1.4276 shares of New Pathfinder, subject to a 15% increase to 1.6417 shares. After the completion of the conversion and offering, New Pathfinder will be 100% owned by public stockholders, and Pathfinder-Federal and Pathfinder Bancorp, MHC will each cease to exist.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 1,700,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the depositors of the Bank as of August 5, 2014, and the receipt of the approval of the stockholders of Pathfinder-Federal as of August 5, 2014.

On or about August 22, 2014, offering materials will be mailed to Bank depositors eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to depositors and stockholders.  Shares of common stock not sold in the subscription offering may be available in a community offering with a preference given first to natural persons residing in Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York and then to stockholders of Pathfinder-Federal as of August 5, 2014.  The subscription offering is expected to expire at 2:00, p.m., Eastern Time, on September 18, 2014.  The depositors’ and stockholders’ meetings are scheduled for September 29, 2014.

New Pathfinder has established a Stock Information Center to handle inquiries with respect to the subscription and community offerings.  The Stock Information Center will open on August 25, 2014.  The Stock Information Center’s telephone number is (877) 643-8198.  Hours of operation will be from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays. A copy of the prospectus and stock order form relating to the offering may be obtained from the Stock Information Center beginning on August 25, 2014.

Keefe, Bruyette & Woods, Inc., a Stifel company (“KBW”) is serving as financial advisor to Pathfinder-Federal and New Pathfinder in connection with the transaction.  KBW will act as selling agent in the subscription and community offerings. Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Pathfinder-Federal and New Pathfinder. Goodwin Procter LLP is serving as legal counsel to KBW.

Pathfinder-Federal is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a branch office located in downtown Syracuse that is scheduled to open for business in the third quarter of 2014.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  We undertake no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Pathfinder-Federal has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission.  Stockholders of Pathfinder-Federal are urged to read the proxy statement/prospectus because it contains important information.  Investors are able to obtain all documents filed with the Securities and Exchange Commission by Pathfinder-Federal and New Pathfinder free of charge at the Securities and Exchange Commission’s website, www.sec.gov.  In addition, documents filed with the Securities and Exchange Commission by Pathfinder-Federal and New Pathfinder are available free of charge from the Corporate Secretary of Pathfinder-Federal at 214 West First Street, Oswego, New York, 13126 Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of Pathfinder-Federal are participants in the solicitation of proxies in favor of the conversion from the stockholders of Pathfinder-Federal.  Information about the directors and executive officers of Pathfinder-Federal is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.